Exhibit 99.1

National Interstate Corporation Reports 2012 Third Quarter Results

•	Net income up 55% for the third quarter and 12% year-to-date

•	Gross premiums written up 5% for the third quarter and 1% year-to-date

Richfield, Ohio, October 31, 2012 – National Interstate Corporation (Nasdaq: NATL) today reported results for the 2012 third quarter and first nine months. Net income per share, diluted of $0.46 for the 2012 third quarter increased compared to the 2011 third quarter reflecting improved underwriting and investment results. Net income per share, diluted of $1.33 for the 2012 first nine months also increased compared to 2011 as a result of higher investment income that was offset by lower underwriting profits. In addition, net income for the 2011 first nine months was adversely impacted by the balance sheet guaranty related to the 2010 Vanliner acquisition.

Gross premiums written of $126.3 million for the 2012 third quarter and $416.6 million for the 2012 first nine months increased 4.5% and 1.2%, respectively, compared to the same periods last year.

Earnings

Net income, determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of our ongoing operations. The following table identifies such items and reconciles net income to net income from operations, a non-GAAP financial measure that we believe is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011¹	2012	2011¹
	(In thousands, except per share data)		(In thousands, except per share data)
Net after-tax earnings from operations	$8,460	$5,912	$23,975	$23,483
After-tax net realized gain from investments	571	279	1,977	1,914
After-tax impact from balance sheet guaranty for Vanliner	(12)	(362)	78	(2,091)

Net income	$9,019	$5,829	$26,030	$23,306

Net after-tax earnings from operations per share, diluted	$0.43	$0.31	$1.23	$1.21
After-tax net realized gain from investments per share, diluted	0.03	0.01	0.10	0.10
After-tax impact from balance sheet guaranty for Vanliner per share, diluted	—	(0.02)	—	(0.11)

Net income per share, diluted	$0.46	$0.30	$1.33	$1.20

¹	2011 results have been retrospectively adjusted for the changes to accounting for deferred policy acquisition costs required under Accounting Standards Update No. 2010-26 (“ASU 2010-26”).

Net after-tax earnings from operations include underwriting income and net investment income. After-tax realized gains from investments and the after-tax impact on underwriting results related to the balance sheet guaranty from the Vanliner acquisition are separately presented to better reflect the results related to ongoing business.

Underwriting Results:

Dave Michelson, President and Chief Executive Officer said, “Our underwriting results for the 2012 third quarter were better than both the 2011 third quarter and the first two quarters of 2012. This improvement is noteworthy given that the claims results for the third quarter have historically been elevated when compared to other quarters of the year. We are encouraged by reduced claims severity in our higher limit passenger transportation products and it appears we may be turning the corner on several products that have been performing below our standards.”

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011¹	2012	2011¹
Losses and loss adjustment expense ratio	73.4%	74.4%	73.8%	71.4%
Underwriting expense ratio	23.1%	24.4%	23.4%	23.9%

Combined ratio	96.5%	98.8%	97.2%	95.3%

These underwriting ratios exclude the impact of the runoff of the guaranteed Vanliner business based on premiums earned of $1.5 million and $25.0 million for the 2011 third quarter and first nine months, respectively. There were no such premiums earned in 2012.

¹	2011 results have been retrospectively adjusted for the changes to accounting for deferred policy acquisition costs required under Accounting Standards Update No. 2010-26 (“ASU 2010-26”).

Claims: The loss and LAE ratio for the 2012 third quarter of 73.4% was 1.0 percentage point better than the 2011 third quarter and in line with the claims results for the previous two quarters of 2012. During the 2012 third quarter several products in the specialty personal lines and alternative risk transfer (ART) components had improved claims results. In addition, the Company experienced fewer large claims in the passenger transportation products which favorably impacted the 2012 third quarter claims results. The loss and LAE ratio for the 2012 first nine months of 73.8% was elevated when compared to 2011 reflecting adverse claims including large claims in traditionally well performing products during the first half of the year.

For the 2012 third quarter the Company had favorable development from prior year claims of $0.1 million which compares to $0.8 million of favorable development for the 2011 third quarter.

Underwriting Expenses: The underwriting expense ratios for the 2012 third quarter and first nine months improved compared to the same periods of 2011 and remained within the expected range. The Company’s quarterly underwriting expense ratios can vary based on the mix of business written. The 2012 third quarter underwriting expense ratio reflected business written with a lower cost structure than that written in the 2011 third quarter.

Investments:

Net investment income of $8.7 million for the 2012 third quarter and $26.8 million for the 2012 first nine months was 14.3% and 20.3% above the same periods last year, respectively. The higher investment income is attributable to the portfolio repositioning that occurred in the last half of 2011 when the Company took advantage of the steep yield curve and volatility in the fixed income sectors to reposition its portfolio into higher yielding investments. As expected, 2012 third quarter net investment income was below the first two quarters of 2012 due to the continued low fixed income yields that are available for new investments.

Approximately 94% of the Company’s fixed income portfolio is rated NAIC 1 or 2 with an effective duration of 3.9 years, which has remained stable over the last several quarters. The relative high quality and short duration of the fixed maturity portfolio and the current low interest rate environment contributed to an unrealized gain of $46.3 million or 4.9% of the amortized cost at September 30, 2012. The fair value and unrealized gains (losses) of fixed maturities and equity securities were as follows:

	September 30, 2012
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S government and agencies	$109,924	$7,014
Foreign government	5,672	66
State and local government	368,538	18,176
Mortgage backed securities	261,336	6,799
Corporate obligations	242,431	14,209
Preferred redeemable securities	4,245	81

Total fixed maturities	$992,146	$46,345
Equity securities	$28,616	$4,043

Total fixed maturities and equity securities	$1,020,762	$50,388

Gross Premiums Written

Mr. Michelson commented, “As expected, we are seeing a gradual improvement in our top line with a 4.5% increase in the 2012 third quarter which pushed us slightly ahead of last year for the first nine months of the year. Rate increases in our ART and Transportation components are occurring with more regularity and the actions we took last year related to two products in the program business portion of the ART component will have a lesser impact in the 2012 fourth quarter.”

The table below summarizes gross premiums written by business component:

	Three Months Ended September 30,
	2012		2011
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$55,745	44.1%	$53,365	44.2%
Transportation	49,712	39.4%	46,093	38.1%
Specialty Personal Lines	12,471	9.9%	13,295	11.0%
Hawaii and Alaska	6,375	5.0%	6,479	5.4%
Other	1,971	1.6%	1,629	1.3%

Gross premiums written	$126,274	100.0%	$120,861	100.0%

	Nine Months Ended September 30,
	2012		2011
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$224,189	53.9%	$222,810	54.1%
Transportation	132,650	31.8%	126,512	30.7%
Specialty Personal Lines	39,673	9.5%	43,085	10.5%
Hawaii and Alaska	14,964	3.6%	14,672	3.6%
Other	5,153	1.2%	4,580	1.1%

Gross premiums written	$416,629	100%	$411,659	100%

Alternative Risk Transfer: The ART component grew 4.5% for the 2012 third quarter which moved the year-to-date gross premiums written for the component slightly ahead of the first nine months of 2011. The growth in this component was attributable to new customers, an increase in exposures and the continuing very high customer retention. Offsetting the growth was the residual impact of a product that was terminated in 2011 which comprised approximately 18% of the 2011 third quarter and 11% of 2011 first nine months gross premiums written for this component.

Transportation: The Transportation component grew 7.9% in the 2012 third quarter primarily due to growth in truck transportation which saw increases in both rates and exposures, as well as the impact from capitalizing on new business opportunities in the gradually improving commercial insurance market. Gross premiums written for this component increased 4.9% for the first nine months reflecting the truck growth as well as an increase in rates and new customers in the moving and storage product.

Specialty Personal Lines: Gross premiums written in the specialty personal lines component declined 6.2% in the 2012 third quarter, which is consistent with the prior two quarters of this year. For the first nine months of 2012 gross premiums are down 7.9% compared to 2011 as a result of underwriting and pricing actions related to the commercial vehicle product and a trend towards purchasing direct versus through agents for the recreational vehicle product.

Hawaii and Alaska: Gross premiums written for the 2012 third quarter and first nine months were flat compared to the same periods last year, respectively, which is as expected.

Summary Comments

“The third quarter was improved compared to the first half of the year and slightly better that we expected,” stated Mr. Michelson. “Improvement in our top line and underwriting results and continued solid investment performance contributed to a satisfactory quarter. We are seeing rising rates and competitor actions with some regularity in many of our markets which are clear signals that the insurance markets we compete in are becoming more rational.”

Earnings Conference Call

The Company will hold a conference call to discuss the 2012 third quarter results tomorrow, Thursday, November 1, 2012 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to manage our growth strategy, customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation

An Insurance Experience Built Around You.

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com

www.natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011(c)	2012	2011(c)
Operating Data:
Gross premiums written	$126,274	$120,861	$416,629	$411,659

Net premiums written	$112,217	$101,741	$354,687	$345,735

Premiums earned	$115,083	$107,947	$336,074	$319,550
Net investment income	8,713	7,623	26,849	22,321
Net realized gains on investments (*)	879	428	3,042	2,944
Other	831	860	2,474	2,830

Total revenues	125,506	116,858	368,439	347,645
Losses and loss adjustment expenses	84,453	80,387	247,866	233,616
Commissions and other underwriting expenses	22,534	23,134	66,704	65,046
Other operating and general expenses	4,865	4,224	14,364	12,860
Expense on amounts withheld	948	909	2,959	2,728
Interest expense	133	58	258	167

Total expenses	112,933	108,712	332,151	314,417

Income before income taxes	12,573	8,146	36,288	33,228
Provision for income taxes	3,554	2,317	10,258	9,922

Net income	$9,019	$5,829	$26,030	$23,306

Per Share Data:
Net income per common share, basic	$0.46	$0.30	$1.34	$1.20
Net income per common share, assuming dilution	$0.46	$0.30	$1.33	$1.20

Weighted number of common shares outstanding, basic	19,438	19,368	19,420	19,367
Weighted number of common shares outstanding, diluted	19,574	19,494	19,552	19,477

Cash dividend per common share	$0.10	$0.09	$0.30	$0.27

(*) Consists of the following:
Realized gains before impairment losses	$1,149	$574	$3,456	$3,090

Total losses on securities with impairment charges	(270)	(146)	(414)	(146)
Non-credit portion recognized in other comprehensive income	—	—	—	—

Net impairment charges recognized in earnings	(270)	(146)	(414)	(146)

Net realized gains on investments	$879	$428	$3,042	$2,944

GAAP Ratios:
Losses and loss adjustment expense ratio	73.4%	74.5%	73.7%	73.1%
Underwriting expense ratio	23.1%	24.5%	23.4%	23.5%

Combined ratio	96.5%	99.0%	97.1%	96.6%

Return on equity (a)			9.5%	9.7%
Average shareholders’ equity			$367,393	$321,186

	At September 30,	At December 31,
	2012	2011(c)
Balance Sheet Data (GAAP):
Cash and invested assets	$1,087,615	$1,021,104
Reinsurance recoverable	192,955	199,081
Intangible assets	8,426	8,660
Total assets	1,596,239	1,523,378
Unpaid losses and loss adjustment expenses	791,846	776,576
Debt	22,000	22,000
Total shareholders’ equity	$385,887	$348,899
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities	$355,762	$331,832
Book value per common share, basic (at period end)	$19.81	$17.99
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$18.27	$17.11
Common shares outstanding at period end (b)	19,476	19,398

(a)	The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period
(b)	Common shares outstanding at period end include all vested common shares. At September 30, 2012 and December 31, 2011 there were 60,000 and 73,800, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in calculation upon vesting.
(c)	2011 results have been retrospectively adjusted for the changes to accounting for deferred policy acquisition costs required under Accounting Standards Update No. 2010-26